Exhibit 4.1

MODIFICATION 2

The Rand CamTM UAV Engine License agreement between Reg and Radian issued April 24, 2002, and modified May 14, 2004, is modified as follows:

1. The following is added to paragraph III (c) :

The Phase 2 Study is hereby ended. As consideration for this early close-out, Radian will provide the engineering work performed on the second prototype engine to REG without limitation. This includes study notes, drawings, parts lists, the preliminary patent application and the RadMaxTM trademark.

In exchange for this property, REG will provide an unconditional release to Radian for all obligations under the UAV license.

2. Paragrapoh III (e) is modified as follows:

Delete the words “this Modification 1” and substitute “Modification 2”

This Modification is effective as of the last date written below:

REGI U.S., Inc.
Reg Technologies, Inc.
Rand Energy Group, Inc.	Radian Inc.

By: /s/ John Robertson	By: /s/ Jerry Mailey
John Robertson, President	Jerry Mailey, Director of Contracts

Date: December 21, 2005	Date: September 12, 2005